UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 5, 2008

QUIDEL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-10961	94-2573850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10165 McKellar Court
San Diego, California		92121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (858) 552-1100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On June 6, 2008, Quidel Corporation (the “Company”) announced the re-appointment of Robert J. Bujarski, as its Senior Vice President, General Counsel and Corporate Secretary based on the terms and conditions of the employment offer letter, dated June 5, 2008, attached as Exhibit 10.1 hereto (the “Employment Offer Letter”).  In connection with the appointment of Mr. Bujarski, the Company also entered into a change in control agreement with Mr. Bujarski as described in more detail below and consistent with the terms and conditions of the Company’s other change in control agreements with its other senior vice presidents.  A copy of the Agreement Re: Change in Control for Mr. Bujarski is attached as Exhibit 10.2.

Under the Employment Offer Letter, Mr. Bujarski is an “at-will” employee, which means that either Mr. Bujarski or the Company may terminate his employment at any time.  The Employment Offer Letter sets forth the terms and conditions of Mr. Bujarski’s employment with the Company and provides for, among other matters: (i) a minimum base salary of $288,000 per annum; (ii) an annual bonus in accordance with the Company’s bonus plan with a target bonus of 40% of Mr. Bujarski’s base salary; (iii) a severance payment equal to six months of his annual salary in the event Mr. Bujarski’s employment is terminated without cause and for reasons not subject to a change in control of the Company; and (iv) equity grants as follows:

•                 10,000 shares of restricted stock, vesting subject to the performance criteria established in the 2006 executive equity plan;

•                 30,000 shares of restricted stock, vesting subject to the performance criteria established in the 2007 executive equity plan;

•                 45,000 shares of time-based restricted stock, with 3-year cliff vest; and

•                 50,000 options to purchase common stock (vesting 50% on the second year anniversary and quarterly thereafter) with the purchase price set at the closing NASDAQ market price of the Company’s common stock on the actual start date.

The Agreement Re: Change in Control for Mr. Bujarski provides for certain severance benefits to Mr. Bujarski in the event of termination of his employment in connection with a change in control of the Company. The severance benefits are payable if employment with the Company is terminated within 30 days prior to or three years following a change in control, unless terminated for cause or the termination is the result of a voluntary resignation (which does not include resignations stemming from a material adverse change in responsibilities, status, compensation, authority or location of work place) or death or disability.  The severance benefits under the Agreement Re: Change in Control generally consist of a lump sum cash payment equal to two (2) times the sum of (i) the executive’s highest annual salary rate within the three (3) year period ending on the date of termination plus (ii) an amount equal to the annualized average of all bonuses and incentive compensation payments paid to such executive during the two (2) year period immediately before the date of termination. In addition, the Agreement Re: Change in Control provides for: payment of $25,000 to help pay the legal fees, tax and accounting fees and other costs associated with transitional matters; continued coverage for two (2) years under the Company’s group medical insurance, group dental insurance, and disability insurance programs unless and to the extent the executive obtains concurrent coverage through another program in which case the Company’s coverage will be terminated or reduced as applicable; and immediate vesting and exercisability of any and all unvested stock options and immediate and automatic lapse of any and all restrictions on any of executive’s restricted stock (except to the extent the executive and the Company have agreed to otherwise in writing, including either prior to or subsequent to the execution of the Agreement Re: Change in Control).

The descriptions of the Employment Offer Letter and the Agreement Re: Change in Control for Mr. Bujarski provided above are qualified in their entirety by reference to the full text of such agreements, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 5.02                                                 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)            On June 6, 2008, the Company announced the re-appointment of Robert J. Bujarski, as the Company’s Senior Vice President, General Counsel and Corporate Secretary, effective June 9, 2008.

Robert J. Bujarski is 40 and from March 2007 through April 2008 served as the Company’s Senior Vice President, General Counsel and Corporate Secretary.  Prior to that, from July 2005 to March 2007, he served as the Company’s General Counsel and Vice President.  Mr. Bujarski was an associate attorney with the law firm of Gibson, Dunn & Crutcher LLP in its transactions practice group from October 2001 to July 2005.  Mr. Bujarski received his B.A. degree in 1991 and his law degree in 2001 from the University of Arizona.

The general terms and conditions of Mr. Bujarski’s employment with the Company are set forth in the Employment Offer Letter discussed above in Item 1.01 of this current report on Form 8-K.  In addition and in connection with the appointment of Mr. Bujarski, the Company entered into a change in control agreement with Mr. Bujarski, also discussed above in Item 1.01.  The Employment Offer Letter and the Agreement Re: Change in Control for Mr. Bujarski are attached hereto as Exhibits 10.1 and 10.2, respectively.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description of Exhibit

10.1	Employment Offer Letter, dated June 5, 2008, between Quidel Corporation and Robert J. Bujarski.

10.2	Agreement Re: Change in Control, entered into on June 5, 2008, between Quidel Corporation and Robert J. Bujarski.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2008
QUIDEL CORPORATION

	By:	/s/ John M. Radak
	Name:	John M. Radak,
	Its:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Employment Offer Letter, dated June 5, 2008, between Quidel Corporation and Robert J. Bujarski.

10.2	Agreement Re: Change in Control, entered into on June 5, 2008, between Quidel Corporation and Robert J. Bujarski.